Exhibit 99.2

Mobile Mini, Inc.

Non-GAAP financial information

In our press release dated April 17, 2015, in addition to disclosing financial information that is determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we (“Mobile Mini” or “the Company”) also disclose certain non-GAAP financial information regarding our operations related to wood mobile offices. These financial measures are not recognized measures under GAAP, and they are not intended to be and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA margin are non-GAAP financial measures as defined by Securities and Exchange Commission rules. This non-GAAP financial information may be determined or calculated differently by other companies.

We present adjusted EBITDA and adjusted EBITDA margin because we believe they provide useful information regarding the Company’s ability to meet our future debt payment requirements, capital expenditures and working capital requirements and that they provide an overall evaluation of our financial condition. We present wood mobile office adjusted EBITDA and adjusted EBITDA margin because we believe they provide useful information about the contribution of this activity to the Company’s results as a whole, and the effect the divestiture might have on the Company’s ongoing business. Adjusted EBITDA and adjusted EBITDA margin have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with GAAP.

Discrete financial information for each of our products is not available as it would be impractical to collect and maintain financial data in such a manner. Additionally, a common infrastructure, both at the corporate level, and at the location level, is utilized to support multiple products. As such, the information below includes management estimates and assumptions of the expenses associated with the wood mobile office product line. Management believes that the estimates and assumptions utilized to calculate the financial information below are reasonable.

Reconciliations of these wood mobile office measurements to the most directly comparable estimated GAAP financial measures for the year ended December 31, 2014 are as follows (in millions):

2014
Income from operations (1)	$6
Depreciation and amortization	6
Share-based compensation expense	2

Adjusted EBITDA	$14

Wood mobile office revenues	$46
Adjusted EBITDA as a percentage of revenues	30%
Adjusted EBITDA	$14
Shared costs and infrastructure (2)	5

Estimated effect of proposed divestiture on 2014 Adjusted EBITDA	$19

(1)	Mobile Mini does not allocate interest expense or income tax at the product level; as such, income from operations is the most comparable GAAP financial measure.
(2)	Amount represents the amount of shared costs and infrastructure that management estimates we would not be able to eliminate upon divestiture.